Freescale Semiconductor Reports Second Quarter 2004 Results

AUSTIN, Texas, July 20, 2004 -- Freescale Semiconductor (NYSE:FSL), a leading global semiconductor company focused on providing embedded processing and connectivity products to large, high-growth markets, today reported its financial results for the second quarter ended July 3, 2004. Highlights include:

-- Net sales increased to $1.46 billion, rising 31% from the second quarter of 2003 and 5% from the first quarter of 2004

-- Gross margins rose to 38.4% compared to 25.9% for the second quarter of last year and 36.3% in the first quarter of 2004

-- Basic and diluted EPS was $0.15; pro forma EPS (using post-IPO shares outstanding of 400 million) was $0.11

Net sales for the second quarter of 2004 were $1.46 billion, increasing 31% from the second quarter 2003 net sales of $1.12 billion, and 5% from the first quarter 2004 net sales of $1.40 billion. Growth in all three of the Company's business segments drove the increase over the second quarter of 2003, including demand for the Company's RF, digital signal processors, communications processors and microcontrollers.

"The Freescale team delivered solid results in the quarter with good momentum across all of our businesses," said Michel Mayer, chairman and CEO of Freescale Semiconductor. "Our gross margins continued to improve sequentially and we remain focused on improving the operational effectiveness of the Company. Following the reorganization and IPO, we have a strong balance sheet with the liquidity and flexibility to invest for the future."

Net earnings in the second quarter of 2004 were $43 million, or $0.15 per share, basic and diluted, which included separation expenses of $41 million. This compares to a net loss of $174 million, or ($0.63) per share, basic and diluted, in the second quarter of 2003. In the first quarter of 2004, net earnings were $106 million, or $0.38 per share, which included separation expenses of $9 million. First quarter 2004 net earnings included income of $92 million, or $.33 per share, from reversals of liabilities previously accrued related to the sale of the Company's wafer fabrication facility in China and gains on the sale of stock which was held in our investment portfolio. For all periods presented, the Company used 278 million shares outstanding in its earnings per share calculation, which represents the number of shares outstanding at the end of the second quarter of 2004 following the corporate reorganization of Freescale and before the sale of 122 million shares in the Company's initial public offering, as described below.

Using the post-IPO total of 400 million shares outstanding, pro forma second quarter 2004 earnings per share were $0.11, which includes $41 million of separation expenses ($.10 per share).

Transportation and Standard Products
The Transportation and Standard Products Segment reported net sales of $646 million in the second quarter of 2004, an increase of 7% over the second quarter of 2003 and 1% from the first quarter of 2004. The segment's sales growth was driven in part by the microcontrollers and sensors used in automotive powertrain, telematics and safety applications. The segment's operating income was $60 million (9.3% of net sales) in the second quarter of 2004 compared to $52 million (8.6% of net sales) in the second quarter of 2003 and $41 million (6.4% of net sales) in the first quarter of 2004.

Networking and Computing Systems
The Networking and Computing Systems Segment reported revenue of $398 million in the second quarter of 2004, an increase of 28% over the second quarter of 2003 and 2% from the first quarter of 2004. The segment's growth was primarily driven by the RF infrastructure and PowerQUICC(TM) communications processor product families fueled by continued strength in the wireless infrastructure equipment markets. The segment's operating income was $71 million (17.8% of net sales) in the second quarter of 2004, compared to an operating loss of $4 million (-1.3% of net sales) in the second quarter of 2003 and operating income of $86 million (22.1% of net sales) in the first quarter of 2004.

Wireless and Mobile Solutions
The Wireless and Mobile Solutions Segment reported sales of $400 million in the second quarter of 2004, an increase of 114% over the second quarter of 2003 and 13% from the first quarter of 2004. The segment's growth was primarily driven by the popularity of the Motorola GSM/GPRS and iDEN(R) handsets and overall strong consumer demand. The segment's operating losses in the second quarter of 2004 narrowed to $43 million (-10.8% of net sales), as compared to $153 million (-81.8% of net sales) in the second quarter of 2003 and $72 million (-20.3% of net sales) in the first quarter of 2004, primarily driven by higher sales and improved wafer fabrication utilization.

Other
Other includes the Metrowerks software business, other miscellaneous businesses and any factories in production start up, including the Crolles 300 mm facility. It also includes any corporate reorganization charges, separation expenses and miscellaneous income and expenses not attributable to any one of our business segments. Other reported an operating loss of $33 million in the second quarter of 2004 compared to a $21 million operating loss in the second quarter of 2003 and $60 million of operating earnings in the first quarter of 2004, which included $54 million of reversals of certain liabilities previously accrued related to the sale of the Company's wafer fabrication facility in China.

Operating highlights
Gross margin for the second quarter of 2004 was 38.4%, representing an increase of 12.5 points over the second quarter of 2003 gross margin of 25.9% and 2.1 points over the first quarter of 2004 gross margin of 36.3%. Gross margin increases are primarily due to the Company's improvements in capacity utilization in its wafer fabrication facilities and operational efficiencies.

Operating margin for the second quarter of 2004 was 3.8%, including separation expenses of $41 million (2.8% of sales). The Company reported an operating loss of 11.3% for the second quarter of 2003 and an operating margin of 8.2% from the first quarter of 2004 (which included $54 million of income, described above, that was partially offset by separation expenses of $9 million, representing 3.2% of net sales).

The Company expects gross proceeds from the IPO and senior debt offering, described below, to be $2.8 billion. Upon completion of the corporate reorganization, IPO and senior debt offering, Freescale Semiconductor expects to distribute to Motorola, Inc. approximately $1.0 billion and to retain approximately $2.0 billion in cash, resulting in approximately $750 million of net cash (total cash and marketable securities less total debt).

The Company's corporate reorganization included the contribution and transfer of assets and liabilities associated with our business from Motorola to Freescale Semiconductor and a recapitalization whereby all of our outstanding common stock was converted into 278 million shares of Class B common stock. The Company will issue 122 million shares of Class A common stock in the IPO, resulting in an aggregate of 400 million shares of Class A and Class B common stock outstanding.

The Company expects to close its $1.58 billion IPO of 122 million shares of Class A common stock on July 21, 2004. A registration statement relating to the Class A common stock was filed with and declared effective by the U.S. Securities and Exchange Commission on July 16, 2004. All of the shares of Class A common stock in the IPO are being sold by Freescale Semiconductor. Motorola will own all of Freescale Semiconductor's outstanding shares of Class B common stock. Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to five votes per share on all matters to be voted on by stockholders. Upon completion of the initial public offering, the Class B common stock owned by Motorola will represent 92% of the total voting power, and 70% of the total shares outstanding, of Freescale Semiconductor's common stock.

Concurrently with the IPO, the Company expects to complete the sale of $1.25 billion senior unsecured debt securities. The debt securities consist of $400 million floating rate notes due 2009, $350 million 6.875% notes due 2011 and $500 million 7.125% notes due 2014.

Conference Call and Webcast
Freescale Semiconductor's quarterly earnings call is scheduled to begin at 3:00 p.m. Central Time (USA), on Wednesday, July 21, 2004. The Company will offer a live webcast of the conference call over the Internet at www.freescale.com.

The pro forma share data represent the impact of the issuance by the Company of 122 million shares in the Company's IPO anticipated to close on July 21, 2004 as if the IPO had occurred at the beginning of the periods presented, and has been included to provide investors with an understanding of the effect of the corporate reorganization and IPO on the Company's outstanding common stock and the resulting earnings per share.

The Company also includes the approximate amount of net cash it will retain after the corporate reorganization, IPO and debt offering, and after deducting all debt, in order to provide investors with an understanding of the Company's financial position as a result of these events.

The Company presents pro forma earnings per share, separation expenses per share and net cash to help investors better understand the Company's operating performance after the IPO and debt offering. Company management believes that analysis of such non-GAAP measures enhances understanding and comparability of performance by highlighting the Company's dilution of its earnings per share, the expenses associated with the separation and the increased net cash position as a result of the IPO and debt offering. Details of the pro forma items are included above.

Caution Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "beliefs," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements regarding the Company's anticipated closing of its IPO and debt offering. Forward-looking statements are based on management's current expectations and assumptions. These assumptions are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual outcomes to differ materially from such statements. You are urged to carefully consider the possibility that these transactions might not close, which would result in the outcomes differing materially from the expectations of the Company and its management. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Freescale Semiconductor
Freescale Semiconductor, Inc., formerly the Semiconductor Products Segment of Motorola, Inc. (NYSE:MOT), has a 51-year history in microelectronics. Freescale Semiconductor produces semiconductors for the automotive, consumer, industrial, networking and wireless markets worldwide. Based in Austin, Texas, Freescale Semiconductor has design, manufacturing or sales operations in more than 30 countries. Freescale Semiconductor's 2003 sales were US $4.9 billion. For more information: www.freescale.com.

Freescale Semiconductor
Condensed Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Three Months Ended
	July 3, 2004	June 28, 2003	April 3, 2004
	(Consolidated)	(Combined)	(Combined)

Net sales	$1,461	$1,115	$1,396
Costs of sales	900	826	889

Gross margin	561	289	507

Selling, general and administrative	225	169	140
Research and development	242	259	250
Reorganization of businesses	(2)	(13)	(7)
Separation expenses	41	--	9

Operating earnings (loss)	55	(126)	115

Other income (expense):
Interest expense, net	--	(25)	(21)
Gains on sales of investments and businesses, net	--	--	41
Other	(1)	(1)	(3)

Total other income (expense)	(1)	(26)	17

Net earnings (loss) before income taxes	54	(152)	132
Income tax expense	11	22	26

Net earnings (loss)	$43	$(174)	$106

Pro forma earnings (loss) per common share:
Historical - basic and diluted *	$0.15	$(0.63)	$0.38
Pro forma - basic and diluted *	$0.11	$(0.44)	$0.27

Pro forma weighted average common shares outstanding:
Historical - basic and diluted *	278	278	278
Pro forma - basic and diluted *	400	400	400

* Prior to the IPO, the Company had approximately 278 million shares of common stock outstanding. The Company has presented pro forma basic and diluted earnings per share amounts as if the IPO of 122 million shares of common stock had occurred as of the beginning of the periods presented.

Freescale Semiconductor
Condensed Balance Sheets
(In millions, except per share amounts)

	December 31, 2003	April 3, 2004	July 3, 2004
	(Combined)	(Combined)	(Consolidated)
		(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$87	$50	$713
Accounts receivable, net	327	426	539
Inventories	693	674	679
Deferred income taxes	20	20	50
Other current assets	228	258	260
Assets held-for-sale	334	65	56

Total current assets	1,689	1,493	2,297

Property, plant and equipment, net	2,357	2,281	2,234
Investments	126	492	38
Other assets	277	272	260

Total assets	$4,449	$4,538	$4,829

LIABILITIES AND BUSINESS/STOCKHOLDER'S EQUITY
Notes payable and current portion of long-term debt	$27	$9	$438
Accounts payable	344	428	605
Accrued liabilities	368	249	327

Total current liabilities	739	686	1,370

Long-term debt	2	--	--
Deferred income taxes	48	63	30
Other liabilities	104	103	107

Total business/stockholder's equity	3,556	3,686	3,322

Total liabilities and business/stockholder's equity	$4,449	$4,538	$4,829

Freescale Semiconductor
Condensed Segment Information
(Unaudited)
(In millions)

	Three Months Ended		Three Months Ended
	July 3, 2004	June 28, 2003	April 3, 2004
	(Consolidated)	(Combined)	(Combined)
Net Sales:
Transportation and Standard Products	$646	$603	$638
Networking and Computing Systems	398	310	389
Wireless and Mobile Solutions	400	187	354
Other	17	15	15

Segment totals	$1,461	$1,115	$1,396

Operating Earnings (Loss):
Transportation and Standard Products	$60	$52	$41
Networking and Computing Systems	71	(4)	86
Wireless and Mobile Solutions	(43)	(153)	(72)
Other	(33)	(21)	60

Operating earnings (loss)	55	(126)	115
Total other income (expense)	(1)	(26)	17

Net earnings (loss) before income taxes	$54	$(152)	$132

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Media Contacts:
Mitch Haws
Investor Relations
Mitch.Haws@Freescale.com
(512) 895-2454

Tim Doke
Corporate Communications
Tim.Doke@Freescale.com
(512) 895-1791